UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 25, 2017

Earth Search Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-19566	87-0437723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

306 Stoner Loop Road, Lakeside, MT	59922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(406) 250 – 7750

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 29, 2015, the Board of Directors (the “Directors”) of Earth Search Sciences, Inc. (the “Company”) unanimously voted to approve a Reverse Stock Split of the common stock of the Company whereby each 41 shares of common stock outstanding as of the effective date would be converted into 1 whole share of common stock (the “Transaction”).

The primary purpose of the Transaction was to reduce the number of record holders of the Company’s common stock to fewer than 300, thereby allowing the Company to terminate the registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its reporting obligations under Section 15(d) of the Exchange Act.

Under Nevada law, the Transaction was structured so that the Company could consummate the Reverse Stock Split without the need to obtain stockholder approval. Therefore, the Company was not seeking stockholder approval for these actions, and no vote was sought in connection with such actions.

Although the Board approved the Reverse Stock Split and subsequent termination of registration of the Common Stock and suspension of the Company’s duty to file periodic reports and other information with the SEC under the Exchange Act, the Board reserved the right to abandon, postpone or modify the foregoing for any reason, at any time before they were consummated.

The Transaction was a “going private” transaction under Section 13(e) of the Exchange Act and the Company filed a Schedule 13E-3 with the SEC that contained additional information about the Transaction.  The Schedule 13E-3 is available at www.sec.gov. The Company also released a press release announcing the filing of the Schedule 13E-3.  A copy of the press release is included in the Exhibits to this document.

Pursuant to its reserved right to abandon the transaction, the Board, after deeming it advisable to facilitate future financing of the Company and its affiliates and generally in the best interest of the Company and its shareholders to do so, unanimously voted and resolved on May 25, 2017 to abandon the “going private” transaction and all associated action approved in the October 29, 2015 Resolution of the Directors.

Exhibits

None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Search Sciences, Inc.

Dated:	May 31, 2017

By	/s/ Larry Vance
Larry Vance
Chief Executive Officer

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